Exhibit 99.2

JARDEN CORPORATION Reconciliation of GAAP to NON GAAP For the three and nine months ended September 30, 2008 and 2007`

	three months ended		nine months ended
(in millions)	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Reconciliation of Non-GAAP measure:
Net income	63.8	21.2	111.5	39.3
Income tax provision	36.3	13.4	70.3	26.0
Interest expense, net	44.0	43.0	132.8	100.7
Loss on early extinguishment of debt	—	—	—	15.7
Depreciation and amortization	30.8	26.0	89.7	64.9

Earnings before interest, taxes, depreciation and amortization (EBITDA)	174.9	103.6	404.3	246.6

Other adjustments:
Reorganization and acquisition- related integration costs	12.8	11.0	34.6	29.5
purchase accounting adjustment for the elimination of manufacturer’s profit in inventory	—	45.3	—	72.4

As Adjusted EBITDA	$187.7	$159.9	$438.9	$348.5